SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 8/31/2005
FILE NUMBER 811-09913
SERIES NO.: 5


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                      4,128
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                      1,055
              Class C                      1,269
              Institutional Class          1,875

74V.     1.   Net asset value per share (to nearest cent)
              Class A                    $ 24.16
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                    $ 23.64
              Class C                    $ 23.63
              Institutional Class        $ 24.33